FILED PURSUANT TO RULE 433

52,000,000 DEPOSITARY SHARES	FILE NO. 333-172562

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES K

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Terms and Conditions:

Issuer:	Citigroup Inc.

Securities:	52,000,000 depositary shares, each representing a 1/1,000th interest in a share of Citigroup’s 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K (the “Series K preferred stock”).

Over-allotment Option:	Up to an additional 7,800,000 depositary shares within 30 days of the Trade Date.

Ratings*:	B1 (review to upgrade)/BB (negative outlook)/BB (stable outlook) (Moody’s / S&P / Fitch).

Trade Date:	October 24, 2013.

Settlement Date:	October 31, 2013 (T+5 days).

Maturity:	Perpetual.

Liquidation Preference:	$25,000 per share of Series K preferred stock (equivalent to $25 per depositary share).

Aggregate Liquidation Preference:	$1,300,000,000 ($1,495,000,000 if the over-allotment option is exercised in full).

Public Offering Price:	$25 per depositary share.

Net Proceeds to Citigroup:	$1,267,773,343.75 (or $1,456,630,843.75 if the over-allotment option is exercised in full) (before expenses).

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup or a duly authorized committee thereof, (i) from and including the Settlement Date to but excluding November 15, 2023 (the “fixed rate period”), at an annual rate of 6.875%, payable quarterly in arrears and on a noncumulative basis, on each February 15, May 15, August 15 and November 15, beginning February 15, 2014 (first long dividend period) and (ii) from and including November 15, 2023 (the “floating rate period”), at an annual floating rate equal to three-month USD LIBOR plus 4.130%, payable quarterly in arrears and on a noncumulative basis, on each February 15, May 15, August 15 and November 15, beginning February 15, 2024. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

LIBOR Determination Date:	Second London business day prior to the first day of each dividend period during the floating rate period.

First Dividend Payment:	If declared, February 15, 2014 (long first dividend period).

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period.

Redemption at Issuer’s Option:	Subject to any required approval of the Federal Reserve, Citigroup may redeem the Series J preferred stock, and thus redeem a proportionate number of depositary shares (i) in whole or in part, from time to time, on any dividend payment date on or after November 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends, and without accumulation of any undeclared dividends, to but excluding the redemption date.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the depositary shares on the New York Stock Exchange under the symbol “C Pr K”.

Voting Rights:	The holders of Series K preferred stock do not have voting rights except (i) as specifically required by Delaware law, (ii) in the case of certain dividend non-payments, (iii) with respect to the issuance of senior capital stock by Citigroup and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series K preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP/ISIN:	172967341 / US1729673418

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

FILED PURSUANT TO RULE 433

52,000,000 DEPOSITARY SHARES	FILE NO. 333-172562

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES K

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

Joint Lead Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Nomura Securities International, Inc. RBC Capital Markets, LLC RBS Securities Inc. UniCredit Capital Markets LLC BNP Paribas Securities Corp.
Junior Co-Managers:

Apto Partners, LLC

Banca IMI S.p.A.

BBVA Securities Inc.

Blaylock Robert Van, LLC

BMO Capital Markets, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets, LLC

Capital One Securities, Inc.

CastleOak Securities, L.P.

CIBC World Markets Corp.

Comerica Securities, Inc.

D.A. Davidson & Co.

Davenport & Company, LLC

Drexel Hamilton, LLC

Great Pacific Securities

Halliday Financial LLC

Imperial Capital, LLC

ING Financial Markets LLC

J.J.B. Hilliard, W.L. Lyons, LLC

Janney Montgomery Scott LLC

Keefe, Bruyette & Woods, Inc.

KeyBanc Capital Markets Inc.

KKR Capital Markets LLC

Kota Global Securities Inc.

Lebenthal & Co., LLC

Lloyds Securities Inc.

Macquarie Capital (USA) Inc.

Mesirow Financial Inc.

FILED PURSUANT TO RULE 433

52,000,000 DEPOSITARY SHARES	FILE NO. 333-172562

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

6.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES K

$25 LIQUIDATION PREFERENCE PER DEPOSITARY SHARE

MFR Securities, Inc.

Mischler Financial Group, Inc.

Muriel Siebert & Co., Inc.

Natixis Securities Americas LLC

NBF Securities (USA) Corp.

Oppenheimer & Co. Inc.

PNC Capital Markets LLC

RB International Markets (USA) LLC

Robert W. Baird & Co. Incorporated

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

Southwest Securities, Inc.

Swedbank AB (publ)

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Wedbush Securities Inc.

William Blair & Company, L.L.C.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The file number for the registration statement is No. 333-172562. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.